Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

The Quantum Group Announces Standing-Room-Only PWeR™ Demonstrations at Pri-Med South Expo

WELLINGTON, Fla. (February 17, 2009) - The Quantum Group, Inc. (NYSE Amex: QGP) (www.QuantumMD.com) announced today that PWeR™ (Personal Wellness electronic Record) demonstrations presented at the 2009 Pri-Med South Conference and Expo were met with standing room only crowds throughout the 3-day event.

Pete Martinez, Quantum Senior Vice President and Chief Technology & Innovations Officer, led the team responsible for the development of PWeR.  Martinez delivered each of the presentations which lasted approximately 45 minutes each.  Attendees arrived with ample time preceding each of the scheduled presentations to ensure they would have a seat.

Martinez offered his comments on the event.  “This was an exciting weekend for our Company.  We were able to utilize the brand recognition of the foundation of our Company, Renaissance Health Systems, to introduce PWeR to the thousands of physician, nurse and staff attendees.  We entered the weekend confident in our service-oriented and patient-centric architected platform and concluded it with positive feedback that exceeded our expectations.”

Noel J. Guillama, Quantum President & CEO commented, “We are more than an EMR application, and that was crystal clear this weekend.  EMR is simply one application of PWeR and so many of the providers we spoke with were eager to schedule a personalized demonstration of the system to see how their practice can be quickly, easily and affordably equipped with 21st Century technology.”

 PWeR is a service-oriented technology platform that connects all of the applications and systems used by physician/provider, hospital, clinic and related professionals in one web-based, patient-centric database.

About The Quantum Group, Inc.

The Quantum Group is an innovation-driven Healthcare Services Organization (HSO) which provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com